Exhibit 5.1

June 26, 2026

Genprex, Inc.

3300 Bee Cave Road #650-227

Austin, Texas 78746

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Genprex, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 1,850,000 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Genprex, Inc. 2018 Equity Incentive Plan (As Amended and Restated Effective April 15, 2026) (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Amended and Restated Certificate”); (ii) the Amended and Restated Bylaws of the Company, as amended; (iii) the Plan; (iv) the corporate proceedings with respect to the authorization of the Registration Statement; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate for purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered pursuant to the Registration Statement, upon issuance and delivery in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinion contained herein.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP